Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT ANNOUNCES NEW $30 MILLION REVOLVING CREDIT FACILITY

Philadelphia, PA – December 7, 2020 – Lannett Company, Inc. (NYSE: LCI) today announced the closing of a $30 million asset-backed revolving credit facility with Wells Fargo Bank, National Association.

“Completing this transaction enhances our financial flexibility, supports our ability to invest in growth opportunities and helps with management of short-term fluctuations in working capital, particularly associated with the launch of new products,” said Tim Crew, chief executive officer of Lannett. “The new revolving credit facility replaces an earlier revolver that expired with our recent pay off, in full, of the company’s Term A Loans. With the Term A Loans now paid off, we will increase our attention on addressing our Term B Loans, which mature in two years.

“We very much appreciate the support of Wells Fargo Bank in creating the revolver, along with our advisors that helped us navigate these matters. We of course particularly thank our Term Loan B lenders who agreed to the amendment that allowed us to complete the new credit facility.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, successfully investing in growth opportunities and successfully addressing the company’s Term B Loans, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

# # #